SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               FORM N-8A

            NOTIFICATION OF REGISTRATION FILED PURSUANT TO
          SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:      Berger Institutional Products Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:   210 University Blvd.
                                        Suite 900
                                        Denver, Colorado 80206

TELEPHONE NUMBER (INCLUDING AREA CODE): (303) 329-0200

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

          Gerard M. Lavin
          President
          210 University Blvd.
          Suite 900
          Denver, Colorado 80206

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          Yes  [ X ]                          No  [   ]


                              SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 17th day of October, 1995.

                                 BERGER INSTITUTIONAL PRODUCTS TRUST
ATTEST:

Kevin R. Fay                     By: Gerard M. Lavin
------------------------------      ----------------------------------
Secretary                        Title: President